 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 __________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2017

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MELLANOX TECHNOLOGIES, LTD.
(Exact name of registrant as specified in its charter)

Israel
(State or other jurisdiction of incorporation)

001-33299 (Commission File Number)	98-0233400 (IRS Employer Identification Number)

Beit Mellanox
Yokneam, Israel 20692
(Address of principal executive offices, including Zip Code)

+972-4-909-7200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Definitive Agreement.

On April 9, 2017, Mellanox Technologies Ltd. and its subsidiary (collectively, the “Company”) entered into a lease agreement (the “Lease Agreement”) with Rubinstein Buildings Ltd. (the “Landlord”) for the lease of up to 18,760 square meters of office space, plus utility areas and up to 350 parking spaces, in a building under construction managed by the Landlord located in the Itzhak Sade Park in downtown Tel-Aviv, Israel (the “Premises”). The Company plans to relocate its Tel-Aviv offices to the Premises, once construction is complete and the lease in its current office space expires on or about the end of 2021.

The Landlord is required to deliver the Premises to the Company by July 1, 2020 (the “Transfer of Possession Date”) for tenant improvements. The term of the lease is 10 years, commencing at the end of 12 months from the Transfer of Possession Date, or by July 1, 2021. The Company has an option to extend the lease term up to 10 years after the end of the original lease term.

Commencing July 1, 2021, the monthly rent for the lease term (as defined above) will be NIS 52 for each square meter of the leased office space and NIS 800 for each parking space. In accordance with the terms of the Lease Agreement, the base rental rate to be paid by the Company for the Premises will be subject to adjustment based on changes in the local consumer price index. The Company has the rights to reduce the size of the leased office space by up to approximately 8,700 square meters (along with a proportionate number of parking spaces), provided that it provides written notice to the Landlord no later than December 31, 2018.

The foregoing is a summary of certain material provisions of the Lease Agreement and is qualified in its entirety by reference to the full text of the Lease Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2017	MELLANOX TECHNOLOGIES, LTD.

	By:	/s/ Jacob Shulman
	Name:	Jacob Shulman
	Title:	Chief Financial Officer